Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release ("Agreement") is made as of the 8th day of August, 2012, by and between OXIS International, Inc., a Delaware corporation ("OXIS"), and Bristol Investment Fund, Ltd. (“Bristol”).  Each of the above named entities is herein after referred to as "the parties". The parties enter into this Agreement in recognition of the following:

A.
In or around October 2010 Bristol attempted to sell shares of common stock of OXIS which it was entitled to receive upon conversion of certain convertible debentures (the “Debentures”) of OXIS (the “Transaction”). Such shares were not timely delivered because OXIS had failed to pay its transfer agent and such transfer agent’s corresponding refusal to provide the shares in street name.

B.
Under the terms of the Debentures, OXIS would be liable to pay as liquidated damages $100 per day for each $1,000 of principal of the Debentures that OXIS failed to deliver during the first five days and $200 per day for each $1,000 of principal for every additional day. The total principal amount of Debentures to be converted and sold by Bristol equaled $2,058,895, which would have resulted in roughly $4,736,000 in liquidated damages being owed by OXIS.

C.
In an attempt not to burden OXIS with these costs, Bristol pursued certain claims against third parties to recover its losses while reserving its right to pursue liquidated damages against OXIS. Bristol was unsuccessful in pursuing its claims against third parties and has sent a demand letter to OXIS to recover its costs and losses.

D.
Certain disputes have arisen among the parties concerning their respective legal rights and obligations, which disputes have resulted, and are likely to continue to result, in litigation, and create the potential of future litigation if they are not resolved.

E.
Bristol had entered into an unrelated agreement with Theorem Group LLC (“Theorem”) whereby Theorem would receive one half of any settlement received by Bristol in this matter. Theorem sold its interest in any collection of the dispute to Merit Capital Limited (“Merit”).

F.
The parties, recognizing the expense, vagaries, and uncertainties of protracted litigation, have agreed to resolve their disputes, to compromise their claims, and to memorialize their respective rights, duties, responsibilities and obligations.

In full satisfaction of any and all disputes and claims, and in consideration of the exchange of full, general, and mutual releases, and upon the terms and conditions, the premises and promises, and the covenants stated below, the parties agree as follows:

I.                 Undertakings of OXIS.

Within 10 days of the execution of this Agreement by all parties, OXIS shall pay Bristol (half of which payment would redound to Merit) a total of $1,119,778 as payment in full for the losses suffered and all costs incurred by Bristol in connection with the Transaction. Payment of such $1,119,778 shall be made as follows: OXIS shall issue restricted common stock to each of Bristol and Merit, in an amount such that each Bristol and Merit shall hold no more than 9.99% of the outstanding shares of OXIS (including any shares that each may hold as of the date of issuance). The shares so issued represent $417,475.65 of the $1,119,778 payment (27,831,710 shares at $0.015 per share, of which 9,168,750 will be retained by Bristol and 18,662,960 will be issued to Merit). The remaining balance of the payment shall be made in the form of two convertible promissory notes in the respective amounts of $422,357.75 for Bristol and $279,944.60 for Merit (collectively, the “Notes”) with a maturity of December 1, 2017 having an 8% annual interest rate, with interest only accruing until January 1, 2013, and then level payments of $3,750 each beginning January 1, 2013 until paid in full on December 1, 2017. In the event a default in the monthly payments on the Notes has occurred and is continuing each holder of the Notes shall be permitted to convert the unpaid principal and interest of the Notes into shares of OXIS at $.01 cents per share.  In the absence of such continuing default no conversion of the Notes will be permitted. OXIS will have the right to repay the Notes in full at any time without penalty. The form of each Note is attached as Exhibits A and B hereto.

II.                 General Releases

A.           Bristol hereby releases and forever discharges OXIS from "any and all claims" it may have against OXIS, from the beginning of time to and including the effective date of this Agreement arising out of the Transaction.

B.           The term "any and all claims" as used in subparagraph A above, means and includes, but is not limited to, all claims of any kind, whether known or unknown, in law or in equity, anticipated or unanticipated, past or present, contingent or fixed, matured or inchoate, as of the effective date of this Agreement

III.                 Representations and Warranties

The parties to this Agreement covenant, represent, warrant, and agree as follows:

A.           The parties and each of them hereby acknowledge that they have been represented by counsel of their choice throughout the negotiations which resulted in the drafting, review and execution of this Agreement. The parties each acknowledge that it has executed this Agreement voluntarily, without coercion or duress of any kind, and upon the advice of counsel.

B.           The parties have read this Agreement and understand its contents.

C.           The parties have made such investigation of the facts pertaining to this Agreement, and of all the terms thereof and matters pertaining thereto, as they have deemed necessary.

D.           Each party to this Agreement has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, it shall not be construed against any party on the basis of authorship.

E.           All signatories to this Agreement represent that they are duly authorized and have the full power and authority to enter into this Agreement.

F.           Each of the parties to this Agreement represents and warrants that it has not sold, pledged, assigned, impaired or otherwise transferred to any third party any interest in any claim it may have against another party to this Agreement which is being released under this Agreement, and each agrees to indemnify and hold the other harmless from any liability, including actual costs of defense, resulting from having assigned or transferred such interest to a third party.

G.           All representations, warranties and rights hereunder, shall be binding upon and inure to the benefit of their respective successors and assigns.

H.           Bristol represents that as of the date of this Agreement they own 6,727,500 shares of OXIS.. Bristol further represents that it will acquire the restricted shares delivered under this Agreement for investment and not for resale except in accordance with applicable Federal and state securities laws.

IV.                 Nature of the Agreement

The terms of this Agreement are contractual and not mere recitals. This Agreement may be amended only by a written instrument executed by all of the parties to this Agreement or their respective successors. In addition, the headings that are used herein are for the convenience of the Parties and do not form any part of the contractual terms of this Agreement.

V.                 Costs Attendant to Settlement

Each party to this Agreement shall bear its respective costs with respect to the negotiation, drafting, execution, and performance of this Agreement and all acts required to be undertaken by the terms thereof.

VI.                 Third Party Beneficiaries of this Agreement

To the extent that this Agreement inures to the benefit of persons or entities not named parties or signatories hereto, this Agreement is hereby declared to be made for their respective benefits and shall be directly enforceable by each of them.

VII.                 Additional Acts

The parties shall execute and deliver all documents and perform all further acts that may be reasonably necessary and useful to effectuate the purposes and provisions of this Agreement.

VIII.                 Severability

In the event any provision of this Agreement is finally held to be void or otherwise unenforceable by the highest court of competent jurisdiction to address the matter, all remaining provisions shall remain in full force and effect.

IX.                 Inconsistent Acts

The parties to this Agreement agree to forbear and refrain from doing any act or exercising any right, whether existing now or in the future, which act or exercise is inconsistent with this Agreement.

X.                 Modification or Revocation

This Agreement may not be modified or revoked except by a written instrument executed by all of the parties to this Agreement.

XI.                 Entire Agreements and Counterparts

This Agreement contains the entire agreement and understandings between the parties. There are no prior or contemporaneous oral agreements or undertakings, nor any other written agreements between the parties. This Agreement may be executed and delivered in counterparts by facsimile transmission or otherwise, each of which shall be deemed an original.

XII.                 Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Agreement (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith (including with respect to the enforcement hereof), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.  If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

XIII.                 Notices

Any and all notices permitted or required pursuant to the terms of this Agreement shall be in writing and shall be transmitted via prepaid United States mail, sent certified mail, return receipt requested, addressed as follows:

A. As to OXIS, any and all such notices shall be addressed to:

David Saloff
President and CEO
OXIS International, Inc.
468 N. Camden Drive, 2nd Floor
Beverly Hills, CA 90212

B. As to Bristol, any and all such notices shall be addressed to:

Bristol Investment Fund, Ltd.
c/o Bristol Capital Advisors, LLC
10960 Wilshire Boulevard, Suite 1050
Los Angeles, California 90024
Attention: Amy Wang, Esq,

Any said notice shall be effective upon receipt. Any change in the above persons or addresses to which notices under this Agreement are to be sent shall be accomplished by, and effective immediately upon, the service of notice of such change upon the other party hereto in accordance with the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, on the date first appearing above.

OXIS INTERNATIONAL, INC.
By:__________________________________
President

BRISTOL INVESTMENT FUND, LTD.

By:______________________________
Title: